August 25, 2016


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Commissioners:

We have read the statements made by the Oppenheimer Revenue Weighted ETF Trust Listed in Appendix A (copy attached), which we understand will be filled with the Securities and Exchange Commission, pursuant to Sub-Item 77K of Form N-SAR of Oppenheimer Revenue Weighted ETF Trust. We agree with the statements concerning our Firm contained therein.


Sincerely,

BBD, LLP




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Appendix A

On January 21, 2016, the Board of Trustees of Oppenheimer Revenue Weighted ETF Trust (1940 Act SEC File No. 811-21993) determined not to retain BBD LLP as the independent accountants for the Oppenheimer Revenue Weighted ETF Trust (the "funds") for the 2016 fiscal period. This action was approved by the fund's audit committee on January 21, 2016. BBD LLP reports on the funds' financial statements for the two most recent fiscal years ended June 30, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the fund's two most recent fiscal years ended June 30, 2015 and 2014, and through January 21, 2016, there were no disagreements with BBD LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years. During the fund's two most recent fiscal years ended June 30, 2015 and 2014, and through January 21, 2016, there have been no reportable events (as defined in Regulation S-K item 304(a)(1)(v)) with BBD LLP. A copy of a letter from BBD LLP concerning their agreement with these statements is attached as exhibit EX-99.77K to this item 77K.

One January 21, 2016, the audit committee approved Cohen Fund
Audit Services, Ltd. as the funds' independent accountants for the fiscal period ending June 30, 2016.